Exhibit 3.1

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

MassRoots, Inc.

Under Section 242 of the Delaware General Corporation Law

MassRoots, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article FOURTH in its entirety with the following:

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1,210,000,000 shares, consisting of 1,200,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

4.1 Common Stock. A statement of the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect to the shares of Common Stock is as follows:

(a) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in shares of stock or other securities of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in such dividends.

(b) Liquidation Rights. Subject to the terms of any resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of this ARTICLE FOURTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to share ratably, according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

(c) Voting Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 of this ARTICLE FOURTH relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any resolution adopted pursuant to Section 4.2 of this ARTICLE FOURTH relating to any series of Preferred Stock).

4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitation prescribed by law, to adopt one or more resolutions to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL and without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any resolution adopted pursuant to this Section 4.2.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate (or the method of calculation of dividends) on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether the series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights;

(d) Whether the series shall have conversion rights, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, as the case may be, including the date or dates upon or after which they shall be redeemable or exchangeable, as the case may be, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and

(h) Any other relative rights, preferences, powers and limitations of that series.

Except for any difference so provided by the Board of Directors, the shares of Preferred Stock will rank on parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 30 day of September 2021.

/s/ Isaac Dietrich
Isaac Dietrich, Chief Executive Officer